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                                VENDINGDATA(TM)
                                  CORPORATION


                                                                   Exhibit 99.01



Contact:  Jessica Neville              or   Yvonne L. Zappulla
          Vice President                    Managing Director
          Marketing and PublicRelations     Wall Street Investor Relations Corp.
          VendingData(TM) Corporation       212-714-2385
          702-733-7195 x121                 Yvonne@WallStreetIR.com
          jneville@vendingdata.com


                      VENDINGDATA(TM) CORPORATION RECEIVES
                       OTC BULLETIN BOARD LISTING APPROVAL


           VENDINGDATA(TM) CORPORATION TRADES UNDER TICKER SYMBOL VNDC


LAS VEGAS, NV--September 10, 2003-VendingData(TM) Corporation (OTCBB: VNDC), a world leading developer, manufacturer and distributor of security products for the gaming industry, announced that effective September 10, 2003, its common stock was listed on the OTC Bulletin Board (OTCBB) under the ticker symbol "VNDC". Concurrent with the Company's listing, Brockington Securities was approved to publish quotes in VendingData(TM) Corporation, of which there are
7.7 million shares outstanding.


ABOUT VENDINGDATA(TM) CORPORATION


VendingData(TM) Corporation is a Las Vegas-based developer, manufacturer and distributor of products for the gaming industry including the SecureDrop(TM) System, Deck-Checker(R) and Random Ejection Shuffler (TM) line. The Company's products are currently installed in casinos throughout the world, including Caesars Palace, Circus Circus, Harrah's Entertainment, Luxor, Oneida Bingo & Casino, Sunset Station and the Venetian in the United States, and in casinos in Argentina, China, Columbia, Korea, Malaysia, Peru, United Kingdom, and Uruguay. Visit the VendingData(TM) Web site at http://www.vendingdata.com.


This release contains forward-looking statements. Such statements reflect and are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Factors that could cause actual results to differ materially from expectations include, but are not limited to, the following: changes in the level of consumer or commercial acceptance of the Company's existing products and new products as introduced; competitive advances; acceleration and/or deceleration of various product development and roll out schedules; higher than expected manufacturing, service, selling, administrative, product development and/or roll out costs; current and/or unanticipated future litigation; regulatory and jurisdictional issues involving VendingData(TM) Corporation or its products specifically, and for the gaming industry in general; general and casino industry economic conditions; the financial health of the Company's casino and distributor customers both nationally and internationally; and the risks and factors described from time to time in the Company's reports filed with the Securities and Exchange Commission.


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